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                                  Exhibit 10.2


                              MANAGEMENT AGREEMENT


         THIS AGREEMENT, made as of the first day of January, 2000, between Oceanic Exploration Company, a corporation with offices at 5000 South Quebec Street, Suite 450, Denver, Colorado 80237 ("Oceanic"), and Cordillera Corporation, a corporation with offices at 5000 South Quebec Street, Suite 450, Denver, Colorado 80237 ("Cordillera"),

                                   WITNESSETH:

         WHEREAS, Oceanic and Cordillera each require support services; and

         WHEREAS, Oceanic has sufficient personnel to provide support services to both Oceanic and Cordillera; and

         WHEREAS, duplication of functions and costs can be avoided, for the economic benefit of both companies if Oceanic provides personnel to perform support services for Cordillera; and

         WHEREAS, Oceanic is willing to provide personnel to perform such services under the terms of this Agreement;

         NOW, THEREFORE, in consideration of their respective covenants, the parties agree as follows:

I.       Services to be Performed.

         Subject to the provisions of this Agreement, Oceanic shall provide the personnel to perform the following services for the account of Cordillera:


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                  a. Management and supervisory services, including local
                  management personnel, necessary to operate Cordillera as a continuing and active company.

                  b. Complete accounting services necessary to maintain complete and accurate records on behalf of Cordillera.

                  c. Administrative services as necessary to facilitate the orderly performance of the general office.

                  d. Performance of such other services, at the option of Oceanic, as may be requested from time to time by Cordillera.

II.      Compensation and Reimbursement.

         For the performance of services described in Article I, Cordillera shall compensate and reimburse Oceanic as follows:

                  a. On January 1, 2000, a monthly management fee shall be calculated based upon experience during the previous nine-month period. The fee will be based on actual time spent on Cordillera activities using current pay rates and benefit schedules plus an additional fee of 5% of the total amount. On January 1 of every year thereafter, this fee will be subject to recalculation based upon experience during the previous twelve-month period. This payment will be due and payable on the fifteenth day of each month. If payment is not made by the fifteenth day of the following month, the unpaid balance shall bear interest monthly at the rate of 10% per annum.

                  b. Reimbursement of any direct charges incurred by Oceanic for the account of Cordillera, exclusive of personnel costs included in Item a. These reimbursements will be due and payable upon receipt of invoice from Oceanic to Cordillera.


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III.     Covenants of Each Participating Company.

         In consideration for Oceanic's agreement to perform the services described in Article I, as an accommodation to Cordillera, Cordillera covenants and agrees to indemnify and hold Oceanic harmless from any loss or liability resulting from the performance of services contracted by this Agreement excepting only losses or liabilities resulting from Oceanic's gross negligence or wanton misconduct.

         In consideration for Cordillera's payment of the monthly management fee, Oceanic covenants and agrees to provide their employees with adequate salary and benefits to ensure the retention of personnel capable of performing the services specified in Article I. Benefits are to include:

                  a. Health, life and disability insurance.

                  b. Employer taxes including social security, unemployment, and other taxes.

                  c. Pension and other retirement plans as employee eligibility requires.

                  d. Any other benefits Oceanic sees as necessary and appropriate.

IV.      Term.

         This Agreement shall continue from year to year until the same is terminated by not less than 60 days written notice from either party. On termination, each party shall be released from all obligations accruing under the Agreement from and after the termination date but Cordillera shall remain obligated for all direct charges incurred by Oceanic prior to said date, whether or not known, asserted or invoiced prior to said date.


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V.       Status of Employer.

         It is understood and agreed that Oceanic is acting as an independent contractor and not as an employee or agent of any party. All personnel provided by Oceanic for performance of its duties under this Agreement shall be and remain the employees of Oceanic, and the selection of such employees, their hours of labor, and the compensation to be paid to them shall be determined by Oceanic except as required under Article III.

VI.      Notices.

         All notices required or permitted by this Agreement shall be in writing and shall be deemed to have been delivered to the other party when delivered in person or transmitted by mail, postage and charges prepaid, addressed to Oceanic at the address set out above, or by facsimile.

VII.     General.

         a. This Agreement shall be governed by the laws of the State of Colorado, United States of America.

         b. The provisions hereof inure to the benefit of and are binding upon the successors in interest of each party.



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         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.


                                            OCEANIC EXPLORATION COMPANY



                                            /s/ Charles N. Haas
                                            -----------------------------------
                                            Charles N. Haas
                                            President


                                            CORDILLERA CORPORATION



                                             /s/ John E. Jones
                                            -----------------------------------
                                            John E. Jones
                                            Executive Vice President